Exhibit 99.2
Final Transcript
Thomson StreetEventsSM
Conference Call Transcript
SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
Event Date/Time: Feb. 27. 2007 / 11:00AM ET

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
CORPORATE PARTICIPANTS
Joe Sanderson
Sanderson Farms, Inc. — Chairman and CEO
Mike Cockrell
Sanderson Farms, Inc. — CFO
Lampkin Butts
Sanderson Farms, Inc. — President and COO
CONFERENCE CALL PARTICIPANTS
Farha Aslam
Stephens Inc — Analyst
Oliver Wood
Stifel Nicolaus — Analyst
John McMillan
Prudential — Analyst
Christine McCracken
Cleveland Research — Analyst
Nick Capuano
Imperial Capital — Analyst
John Kohler
Oppenheimer & Close — Analyst
PRESENTATION

Operator
Good day, everyone, and welcome to the Sanderson Farms, Inc. conference call. Today’s call is being recorded. For opening remarks and introductions, I would like to turn the call over to Chairman and Chief Executive Officer, Mr. Joe Sanderson.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Good morning and welcome to Sanderson Farms’ first-quarter conference call. With me on the call today are Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, our Chief Financial Officer. We issued a news releases morning announcing a net loss of $2.8 million, or $0.14 per fully diluted share, for our first fiscal quarter of 2007. This compares to a net loss of $8.6 million, or $0.43 per share, during last year’s first quarter.
I will begin the call with some brief comments about general market conditions and the Company’s operations. I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter. Before we make any further comments, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms, Inc. — CFO
Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. The actual performance of the Company could differ materially from that indicated by our forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on Form 10-K, and in the Company’s quarterly report on Form 10-Q, filed this morning with the SEC in connection with our first fiscal quarter that ended January 31, 2007.

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Thank you, Mike. Our financial results for the first fiscal quarter reflect a difficult poultry market during the first half of the quarter, which was exacerbated by higher prices for corn. However, as you will hear from Lampkin, the markets for all parts of the chicken improved significantly beginning in December and continue to improve today. While overall market prices were higher during the quarter, the higher prices were a second-half-of-the-quarter event.
Furthermore, market prices for all parts of the chicken have improved significantly since December, and the prices for corn and soybean meal have risen as well. As we expected, the markets for both corn and soybean meal have remained high and volatile, and I expect that trend to continue at least through the 2007 crop year.
Corn fundamentals support the higher market prices for corn, with demand from ethanol producers growing and stretching corn supplies. The markets will be closely watching the March 30 planning intentions report to see how farmers are going to react to the higher prices caused by the increased demand. Regardless of that report, however, we believe the markets are going to remain on edge and react strongly to every real or rumored weather event that might have a bearing on the quality or quantity of this year’s corn crop. For this reason, we believe the risk of corn prices going even higher is greater than the possibility of prices going lower.
Those of you who have followed our company for sometime have heard us articulate our strategy for pricing our grain needs. We typically are aggressive in pricing our needs whenever the market price for corn or meal is trading in the bottom quartile of its historic range. The reason for this strategy is that when prices are in that range, the downside risk is very low, while the upside risk is greater. We believe it is prudent in that environment to remove the upside risk from the Company and its shareholders.
While current market conditions for corn are without precedent, and while market prices are clearly outside the range where we are normally aggressive pricing our needs, it appears to us that conditions are such that the risk of corn going higher is much greater than the risk of corn prices moving significantly lower. For this reason we have priced our corn needs through July, in order to remove from our company and its shareholders the risk of the corn markets rising higher during the historically-volatile growing season.
With respect to soybean meal, prices have moved up more in sympathy for corn than based on fundamentals. The USDA continues to report a record carryout of soybeans this year, and it appears the South American crop is going to be a record harvest. However, prices have moved up. Because the fundamentals will support a lower price we have not been as aggressive pricing our soybean meal needs as we have with corn. The bottom line continues to be that feed ingredient costs will be significantly higher during fiscal 2007 than during fiscal 2006.
In December we reported that had we priced our needs on that day, our cost would have been $100 million more this fiscal year than last fiscal year. Based on our costs through the first quarter, what we have priced so far and what we could price the balance for the year, that increase today is more in the range of $120 million to $125 million. While our costs will, clearly, be higher during this year, Lampkin will be describing very positive moves in chicken prices. Boneless breast market prices alone have increased over $0.51 a pound since December, which represents a 48% increase in that one very important market. Export demand has remained strong through January, and leg quarter prices have increased more than $0.10 a pound since December.
I am pleased to report that construction of our Waco facility is actually ahead of schedule. We have breeder stock on the ground now, and we plan to begin processing in Waco during our fourth fiscal quarter, and we’ll reach full production in Waco during the fourth quarter of fiscal 2008. The additional production at Waco and the annualized pounds in Moultrie and Collins will allow the Company to continue its pattern of growth through 2009.
At this point I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the first quarter.

Lampkin Butts - Sanderson Farms, Inc. — President and COO
Thank you, Joe, and good morning to everyone. As Joe mentioned, overall market prices for poultry products were higher during the quarter when compared to our first quarter last year, and have improved significantly during December.

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
While the average Georgia Dock price during our first quarter was slightly lower than last year’s first quarter, averaging $0.70 per pound during the quarter, compared to $0.7125 per pound average last year, the Georgia Dock price for the week of February 26, 2007 is $0.75 per pound, which compares to $0.69 per pound for the same week last year.
Bulk leg quarter prices were also higher for the quarter compared to last year’s first quarter, increasing more than 21%, reflecting strong export demand. Bulk leg quarter prices averaged $0.3144 per pound during our first quarter this year, compared to $0.2589 per pound during last year’s first quarter, or an increase of 21.44%. Leg quarters are currently trading for $0.41 per pound.
Prices for jumbo wings were strong during our first fiscal quarter, averaging $0.965 per pound, up 17.71% from the average of $0.82 during last yea’s first quarter. Wings have come down from their high of $1.22 per pound during Super Bowl week to $1.06 per pound today.
Boneless breast meat prices rose sharply during our first quarter, increasing by 12.87% when compared to the first quarter a year ago. Boneless breast meat averaged $1.23 per pound during the first quarter, and today the market for boneless is $1.57 per pound.
While chicken prices were higher during our first quarter when compared to last year’s first quarter, our costs for feed grains were much higher. The cost for corn delivered during the first quarter increased 57% compared to our first quarter last year. The average cost of feed in flocks sold increased 15.4% during the quarter over last year’s first quarter. Our operating performance during the quarter was strong, and our volume reflected the increase in live weights at our Collins, Mississippi plant implemented during last year’s second quarter, and the full production at Moultrie, which was achieved last fall.
While we processed fewer birds than full production during November and December as part of our cut in production implemented last May, those cuts have been restored. We sold 480 million pounds of poultry during the first quarter, a 24.4% increase from the 386 million pounds sold during last year’s first quarter. Production during last year’s first quarter was lower because of the hurricane as well. We continue to expect an increase of approximately 12% in pounds processed during fiscal 2007 compared to 2006. This increase will come as we annualize the Moultrie growth, annualize the increased live weights at Collins, and complete the Collins expansion in May.
Both our processing and our live grow-out divisions continue to compete well in the industry. However, we have many opportunities to improve items we can control and have identified opportunities in our plants, in the field and in sales that we will work to capture during fiscal 2007.
Performance at our prepared foods division improved during the first quarter. Volume was up at the plant, reflecting the new high-speed equipment we installed during last year’s first quarter, and sales growth at the plant.
Looking ahead, we remain confident that we will continue to improve our operating performance and sales execution, and I’m also looking forward to completing our new project in Texas. The new plant will provide an opportunity to continue the history of growth this company has experienced over the past years.
At this point I’ll turn the call over to Mike Cockrell, Chief Financial Officer.

Mike Cockrell - Sanderson Farms, Inc. — CFO
Thank you, Lampkin. Our financial results during the first fiscal quarter reflect the difficult market environment described by Joe and Lampkin during the first part of the quarter. Our net sales, however, totaled 292.7 million, and that is up from 236.2 million for the same quarter during fiscal 2006. The $0.14 per share loss during the quarter compares to a $0.43 per share loss during last year’s first quarter.
Our cost of sales for the three months ended January 31, 2007 as compared to the same three months last year increased 19.8%. The increase is a result of the 24.4% increase in pounds of poultry sold during the first quarter this year compared to last year, as well as the higher feed cost.
SG&A expenses for the first quarter of 2007 were down just under $1 million to $12.5 million when compared to $13.4 million last year. SG&A expenses going forward will trend up compared to a year ago, reflecting the administrative costs associated with the construction and startup of the new Texas facility. We expect startup costs related to Waco booked as SG&A expenses to total approximately $1.5 million during the second fiscal quarter and $2.3 million during our third fiscal quarter. These costs include training, salaries and related expenses that will not be booked as cost of goods sold until the plant begins operations during our fourth fiscal quarter.

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
Interest expense increased from 76,000 to 1.2 million during the quarter, reflecting higher outstanding debt, offset by the capitalization of $400,000 of interest to the cost of construction projects.
At the end of our first quarter, our balance sheet reflects stockholders equity of $324 million and net working capital of $116 million. The current ratio was 2.5 to 1, our debt totaled $116 million, and our debt to cap ratio was 26% as of January 31.
We spent $33.4 million on capital expenditures during the quarter out of our expected capital expenditures during the quarter, of which $26.2 million was related to Waco. We spent 2.5 million on dividends.
During fiscal 2007, we expect to spend approximately $102 million on capital projects, [which amount] includes $3.3 million in vehicle and other operating leases and 73.5 million for the new Waco complex and the Robertson County, Texas feed mill expansion.
Our depreciation and amortization during the first quarter totaled $8.3 million, and we continue to expect approximately $35 million in depreciation for fiscal 2007.
With that, we are completed with our prepared remarks for this morning, and we will now open up the call for a question-and-answer period.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Farha Aslam, Stephens Inc.

Farha Aslam - Stephens Inc — Analyst
A couple questions. And I apologize; I missed the first part of your prepared statements. In terms of pricing for you guys, could you tell us overall what pricing was up for you year-over-year in the quarter?

Mike Cockrell - Sanderson Farms, Inc. — CFO
Overall, frankly, pricing per pound was flat versus a quarter a year ago, but there are a couple of things working in that number that I would point out to you.
First of all, if you take out export sales totally out of the mix for the quarter, pricing was up a little over 4% per pound. And you need to do that this year because last year’s first quarter was distorted slightly by hurricane-affected numbers. Last year’s — because we could not ship leg quarters during November and December because of hurricane interruptions, we had made some sales earlier in the year that were actually shipped during late December and January, and those sales were at prices well above what the market was at that time.
And this year, overall, our exports are up significantly versus the pounds we sold last year, but the price on those exports are down. For example, we averaged a little over $0.22 a pound on exported product this quarter, versus a year ago was a little over $0.33 a pound. So taking those export numbers out, our overall sales price per pound was actually up a little over 4 1/3 cents a pound.

Farha Aslam - Stephens Inc — Analyst
Could you talk about pricing going forward? What are you looking in terms of breast meat pricing — it’s had a really nice run — and leg quarter pricing out for a few months, in terms of what visibility you do have?

Lampkin Butts - Sanderson Farms, Inc. — President and COO

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
As far as leg quarters go, I’ll tell you that the prices that we’ve been able to book for leg quarters going to the export market have gone up every month since November through March. I can’t really — I can’t say about prices beyond that, except I’ll tell you that the inventories — our reports are the inventories in Russia are still historically low, and the product still seems to be moving over there very well. So we’re optimistic that the March prices will — barring some unforeseen interruption, would continue to be good and maybe improve a little more.

Farha Aslam - Stephens Inc — Analyst
Do you think they’re going to hit a cap at around the $0.45 level or so? That’s historically where kind of Russia gets a little bit less aggressive.

Lampkin Butts - Sanderson Farms, Inc. — President and COO
Usually when they’re in the 40s, like you say, that’s been sort of the top side of the market. So they’re more cautious about buying at that point. I wouldn’t be surprised.

Farha Aslam - Stephens Inc — Analyst
And then, when you think about breast meat going into the summer, what are your thoughts there, particularly with your outlook on production?

Lampkin Butts - Sanderson Farms, Inc. — President and COO
Well, we — historically, we see better markets after Easter. We see better markets after Easter all the way through the summer. I think 2005, with boneless breasts, that didn’t happen. But we started out the year at $1.65, and the summer months were not higher than that. But historically they are.
We’re seeing — in February we have seen egg sets be 99% of a year ago, up to 100% of a year ago. So, as far as numbers of growers — numbers of eggs going into the hatcheries, that’s a few more than we saw in the fall. Whether or not that translates into more pounds will really depend on whether live weights are the same or less than a year ago. But I continue to think, looking at pullet placements and the price of grain, that there will be restraint. And I would think the market should be better after Easter.

Farha Aslam - Stephens Inc — Analyst
My final question, and then I’ll pass it on. Could you just share with us some details regarding your grain positions? Have you hedged that soy meal exposure, and kind of what are you looking for overall grain costs to be up year-over-year?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I don’t know if you heard; we have priced our corn through July. And we have not been as aggressive pricing meal, because we believe meal might be overvalued a bit right now. We don’t — we think the market is going to be very volatile, particularly for corn during the planning and the growing season. Had we priced everything today, our overall cost would be up $120 million to $125 million for the year.

Farha Aslam - Stephens Inc — Analyst
And that’s on flat volume, not on the higher volume? Right?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
That’s on the higher volume.

Farha Aslam - Stephens Inc — Analyst

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
On the higher volume, including —

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I’m sorry. That is based on ‘06 volume.

Farha Aslam - Stephens Inc — Analyst
‘06 volume. And would you expect volume to be up in ‘07 for the full year now?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Yes. 12%.

Lampkin Butts - Sanderson Farms, Inc. — President and COO
12%.

Farha Aslam - Stephens Inc — Analyst
12% for the full year. Great. Thank you very much.

Operator
(OPERATOR INSTRUCTIONS). Oliver Wood, Stifel Nicolaus.

Oliver Wood - Stifel Nicolaus — Analyst
Wondering — based on what prices have done recently, and including the impact of your hedge, is the business currently profitable? And if not, kind of how far out is profitability?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I would think — I would think that if you look at the three primary market segments — small bird and tray pack and big bird deboning — I would think most big bird deboners would — the market for their products has improved much more than the prices have improved on the Georgia Dock. So I would think most big bird deboners would be profitable right now, and I would think they would be more profitable than the other two market segments.

Oliver Wood - Stifel Nicolaus — Analyst
Looking at your balance sheet for a second, it looks like Sanderson has taken on about 100 million of debt over the last year. Given expansion plans and everything else, is there going to be any opportunity this year to pay that down at all, or is that more of a fiscal ‘08 event?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
We would certainly hope we would pay some of it down this year. You know, I don’t know what the market is going to do, but we would certainly hope we — we’re going to spend a lot in this quarter and the third quarter. That’s where our major capital expenditures will take place,

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
and that will slack off in the fourth quarter. And we would certainly hope to pay some down. But it’s — our cash — our outflow is going to increase in the second and the third quarter over the first quarter.

Mike Cockrell - Sanderson Farms, Inc. — CFO
However, you will notice we spent roughly a third of our capital budget during the first quarter. We’ll spend another third here in the second. And then it will, as Joe said, it will start trailing off after that.

Oliver Wood - Stifel Nicolaus — Analyst
So CapEx will be kind of lumpy.

Mike Cockrell - Sanderson Farms, Inc. — CFO
That’s right, it will be. But I would certainly — I agree with Joe; I’d certainly hope we have an opportunity this year.

Oliver Wood - Stifel Nicolaus — Analyst
Looking at my notes from last quarter, it seems that volume expectations have creeped up a little bit from the kind of 9% to 10% range to 12%. And then in the press release, you all also mentioned that Waco appears ahead of schedule. Is there any chance we could see production out of Waco in the third quarter?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
No.

Operator
John McMillan, Prudential.

John McMillan - Prudential — Analyst
Thanks for taking my question. I don’t follow your company as closely as other chicken ones, but I’m just trying to understand your increased production. It seems to me that prices have improved. But then, aren’t you kind of raining on the parade by increasing production, which will cause pricing to go down? Am I missing that? Am I missing something here?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
John, the reason for our increase in volume was mainly two projects that were started two years ago. We increased the live weight at our Collins, Mississippi plant. And that decision was made when we announced the Moultrie, Georgia plant, which opened — which was three years ago. And then we — the other source of those pounds is the annualization of the Moultrie, Georgia facility, which we announced in January of ‘05, I believe.

John McMillan - Prudential — Analyst
That’s fair.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
That’s where it came from. It was decisions we made a long time ago.

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
John McMillan - Prudential — Analyst
Are you surprised, nonetheless, that the industry hasn’t pulled back a little bit more?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
No. Not really. The pullback that has taken place had the effect on the market that it needed to, particularly for big bird deboners. It appears to me the Georgia Dock is moving to catch up to that value per head. I don’t know about the small bird, but the increase in leg quarter prices and breast prices helps all the market segments.

Operator
Christine McCracken, Cleveland Research.

Christine McCracken - Cleveland Research — Analyst
It sounds like your outlook for exports is still pretty healthy, even at these levels. Wondering — we saw some news this week that there’s been a few spotty cases of AI in Russia. Have you had any reports yet as to if there’s been any response to that this time? Or do you think because they’re a little better informed now, we won’t see the demand change that we saw last time?

Lampkin Butts - Sanderson Farms, Inc. — President and COO
So far we have seen no reaction to that news about the AI in Russia. There have been a few — there have been some outbreaks in other countries; not nearly as many as we faced this time last year. But even the reaction to those has been less severe this year. There seems to be more consumer knowledge about the facts behind this. So, we’re in touch with different people in Europe and Russia that we trade with daily to see if the distributors or importers are seeing any reaction. So far, they have not.
There was some news yesterday that the country of Kazakhstan was not going to allow shipments from Russia into that country. And they’re landlocked, so it has to come in that way. So they have reacted not to U.S. poultry, but just to traffic through the country of Russia. But it’s not a big volume, not a country that imports a lot, and product will be diverted around that.

Christine McCracken - Cleveland Research — Analyst
Sounds good. And then, just in terms of your expansion plans, obviously, you’re well down the road on these plants. It sounds like they’re coming in a little sooner than you expected. One of the comments that I hear a lot from investors, or the expectation, I guess, from some of the chicken companies, is that banks are going to be the limiting factor on expansion. Since you guys are kind of in the process, I’m wondering, have you had any resistance from the banks to lend money to expand? We saw, I guess, some environmental challenges to some expansion. But thus far, I hadn’t really heard much about banks being the limiting factor. I’m wondering just what your experience was.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
We have not had any resistance from our bank group. The bank group is financing the housing expansion in Texas, which is about 600 houses. And I will also tell you, report to you, that we’re almost complete with that, getting the grower contracts done. But we have had no resistance from bankers for our plans.

Christine McCracken - Cleveland Research — Analyst
Just in terms of the (indiscernible) transaction, and now that they’re kind of integrating that, I’m wondering, have you seen any change from them as a competitor, or are things pretty much status quo?

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Status quo.

Christine McCracken - Cleveland Research — Analyst
Good to hear. And just finally, on bird weights and your expectations around growth in the industry going forward, I think a lot of people were looking for maybe some drop in bird weights tied to the high cost of grain. But at the same time there are some dynamics in the industry, new genetics, and really the move toward big bird deboning, that seem to be running contrary to that. I’m wondering — how do you look at bird weights, and what is your expectation around growth in the industry from that perspective?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I think right now, we’ve had anecdotal information that some companies have reduced bird weights significantly, like from 7.5 pounds to 5.5 pounds. I do not have first-hand knowledge of that. But it feels like out in the marketplace that, particularly with one or two products, that live weights in some instances have been down.
Ours was — our live weights were purposely drawn down in November and December, and was part of our response to the lower markets. But I do — there is, obviously, a trend, a creeping trend in the big bird deboning sector, to a lesser extent in the tray pack sector, for increased bird weights. I don’t think that is happening today. But my guess is, when you get into spring — typically that occurs seasonally in the spring and in the fall, where you have ideal growing conditions. But right now, I have a feel that live weights may be smaller in the industry right now.
[And the anecdote] — what I was — chicken tenders have been very sensitive to demand for the last 60, 90 days, and have moved up in prize probably more than boneless breasts, maybe $0.70 a pound. And I think that had — a lot of that was because there were less loads of chicken tenders available because of reduction in live weights, as well as headcount.

Christine McCracken - Cleveland Research — Analyst
Have you seen any impact from the weather on weights at all, or is it (multiple speakers)

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
No. Not yet. It will start here in March. We’re in the 70s during the day now, and maybe down to 45 or 50 at night. And that’s pretty close to ideal. And that will creep northward. Probably Arkansas and North Carolina are not into ideal weather and growing conditions, but we are.

Christine McCracken - Cleveland Research — Analyst
I think a lot of people from the northern part of the United States would find that ideal as well. Thanks.

Operator
(OPERATOR INSTRUCTIONS). Nick Capuano, Imperial Capital.

Nick Capuano - Imperial Capital — Analyst
A quick question for you. Given the production cuts you’ve seen and the current pricing trends that you’re experiencing, if you could just give us an idea on your thoughts on what the — how the pricing — how you think the pricing might develop through the year. Do you think we can look back to the big run in pricing we had in 2004 as a potential for your — the potential progression for your composite pricing for the year?

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I do not think that. I do not think 2007 is going to be like 2004. We are — as Lampkin said, we’re optimistic that we will continue to see seasonal improvement in pricing. And one of the reasons for that is the export market, and it’s important to the domestic market that that volume of dark meat continue to be exported. That is going to be one of the supports for the domestic market. No increase in production, and expecting a 1.5% to 2% increase in demand domestically. And we would look for a normal market where prices would be a little bit higher in the summer than they are today.

Nick Capuano - Imperial Capital — Analyst
As you look at the — so you think the pricing progression, even with the production cuts, will follow a more normal pattern? I guess it’s kind of hard to figure out what’s normal, given the volatility of the last few years.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Yes. But a seasonal — historical seasonal pattern is what we think will happen. I wouldn’t be surprised to see, as Christine pointed out, weights maybe inch up a little bit in the springtime; then, depending on the heat in the summer, that may stabilize or come back down. And we don’t know what corn and soybean meal are going to do for the rest of the year. Obviously, we believe it’s going higher. If it goes higher, there will be less inclination to expand in the face of that.

Operator
(OPERATOR INSTRUCTIONS). Mark Close, Oppenheimer & Close.

John Kohler - Oppenheimer & Close — Analyst
Actually it’s [John Kohler] with Oppenheimer & Close. Quick question, and maybe this was already covered and I missed it. Last conference call, I believe, you had mentioned the increase in feed costs, assuming it would be $100 million, worked out to something in the neighborhood of $0.35. Is that — $0.07 a pound, I think it was.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I think it was $0.05.

John Kohler - Oppenheimer & Close — Analyst
$0.05 a pound; I’m sorry. And it was a seven-pound bird. That got you to roughly $0.35?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Yes.

John Kohler - Oppenheimer & Close — Analyst
And if you looked at the wing prices and leg quarter prices and so on, it would seem that we’re getting to the point here where the increase in prices, if they stay stable on a year-over-year — going forward from where they are now, that you could pretty much absorb the increased feed costs? Is that a fair assessment?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO

Final Transcript
Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
I would think that is accurate.

John Kohler - Oppenheimer & Close — Analyst
So in order for profit to go up from this point on, we need additional increase in chicken prices.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
You do. Because grain costs — grain costs in our second and third quarter will be higher than they were in our first quarter. So we haven’t seen all of the increase in live costs yet. But I think the return on, particularly on the big bird, but when you figure $0.50 a pound on 20% of the chicken, that pretty much covers — more than covers your increase in live cost.

John Kohler - Oppenheimer & Close — Analyst
Right. And you had a $0.20 increase in leg quarters, which is what? 17%?

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
We had $0.10 increase (multiple speakers)

Mike Cockrell - Sanderson Farms, Inc. — CFO
On average. It’s up that much now, John. But on average that was a $0.10 number.

John Kohler - Oppenheimer & Close — Analyst
Right. I was hoping that we could get that to stay the same for the rest of the year. Okay. I appreciate it.

Operator
(OPERATOR INSTRUCTIONS). Gentlemen, it appears there are no further questions at this time. I would like to turn the conference back over to you.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Thank you for spending time with us this morning. We look forward to reporting our results to you throughout the year. Thank you very much.

Operator
And that concludes today’s teleconference. Thank you for your participation. Have a good day.

Final Transcript
     Feb. 27, 2007/11:00AM ET, SAFM — Q1 2007 Sanderson Farms Earnings Conference Call
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